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                                                                    Exhibit 99

March 17, 2003

COMPANY PRESS RELEASE

SIBONEY CORPORATION ANNOUNCES ODD LOT BUY BACK OFFER

St. Louis - (Business Wire) - March 17, 2003 - Siboney Corporation (OTC BB:
SBON) announced that its Board of Directors has approved an odd lot buy back program, whereby the Company will offer to purchase shares from holders of 99 shares or less.

The offer is to holders of record March 5, 2003 and is being administered by the Company's transfer agent, Registrar and Transfer Company. All shareholders owning of record 99 shares or less will receive terms of the offer and documents needed to sell their shares under the program. These holders will be offered 30 cents per share, which represents a premium of more than 50% over the closing price of Siboney Corporation common stock on March 14, 2003 as reported by the Nasdaq Bulletin Board. The offer will expire on April 25, 2003, unless extended by the Company. Each odd-lot holder desiring to accept the offer must sell all of his or her shares.

Tim Tegeler, Chairman and CEO of Siboney Corporation, said: "We frequently receive inquiries from our shareholders, many of whom own fewer than 100 shares, as to the most economical and practical way that they may sell their shares, given the rather low market price and the transaction costs charged by brokers. This program will enable those holders to not only liquidate their shares with no transactional fee, but at a premium to the current market price. The Company will benefit by reducing its overall cost of shareholder communications, however, we are not recommending that any holders sell their shares. We encourage each odd-lot holder to make his or her own decision as to whether to sell shares in the tender offer."

Inquiries about the program may be directed to the Registrar and Transfer Company at 1-800-368-5948 or by contacting the Company.


Siboney Corporation, St. Louis, MO  314-822-3163

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.